Exhibit 99.1

PRESS RELEASE	October 13, 2017
News Media Contact: Joseph Barrios, (520) 884-3725, jbarrios@tep.com

TEP Adds Natural Gas Resource to Support a More Diverse, Sustainable Power Portfolio
Tucson, Ariz. -Tucson Electric Power (TEP) has secured use of an efficient, low-cost, natural gas power plant that will diversify the company’s energy portfolio and support efforts to deliver at least 30 percent of the company’s power from renewable resources by 2030.
TEP has reached an agreement with Salt River Project (SRP) to purchase the output of Unit 2 at the gas-fired Gila River Power Station near Gila Bend, Arizona. TEP, which already shares ownership of Gila River Unit 3, also secured an option to purchase Unit 2 from SRP, which is acquiring Units 1 and 2 at the plant.
“This modern, low-cost natural gas resource will help us maintain affordable, reliable service for customers as we reduce our reliance on coal-fired generating resources and build a more balanced and flexible resource portfolio,” said David G. Hutchens, TEP’s President and CEO.
Unlike coal-fired power plants, the combined cycle gas-fired units at Gila River can efficiently increase and decrease their energy output to accommodate the variable production of solar and wind resources. That makes them a good fit for TEP, which already provides more than 11 percent of its power from renewable resources and is working its way toward an energy mix that includes 30 percent renewables by 2030 - more than twice the level required by 2025 under Arizona’s Renewable Energy Standard.
TEP will begin using power from Gila River Unit 2 after SRP’s acquisition is finalized, which is expected by early 2018. TEP’s option to purchase the 550-megawatt (MW) unit will be available for three years after SRP takes ownership. TEP has relied on a 413-MW share of Gila River Unit 3 since buying that unit in partnership with sister company UNS Electric in 2014.
Energy from Gila River will help TEP offset the potential loss of 508 MW of coal-fired resources, including:

•	170 MW at Unit 2 at the San Juan Generating Station in New Mexico, which will close at the end of this year;

•	170 MW at San Juan Unit 1, which TEP does not anticipating using beyond the June 2022 expiration of its coal supply contract; and

•	168 MW at the Navajo Generating Station, which will operate through December 2019.
TEP also is expanding its renewable energy resources. Earlier this year, the company announced plans to buy solar energy at a historically low price of less than three cents per kilowatt hour from a new, local 100 MW solar array. That system and an accompanying 30 MW energy storage system are expected to be in service by 2020. TEP anticipates an additional 800 MW of new renewable capacity by the end of 2030, boosting its total renewable energy portfolio to approximately 1,200 MW.
TEP provides safe, reliable electric service to nearly 420,000 customers in Southern Arizona. The company, founded in 1892, is commemorating its 125th anniversary this year through various community service initiatives. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc., a leader in the North American regulated electric and gas utility industry. For further information, visit fortisinc.com.